Exhibit 99

Mayville Engineering Company (MEC) Provides 2020 Financial

and Market Outlook

Company Also Confirms 2019 Financial Outlook

Mayville, WI/January 29, 2020/Mayville Engineering Company, Inc. (the “Company” or “MEC”) today announced the company’s financial and market outlook for 2020, and confirmed its financial outlook for the year ended December 31, 2019.

2020 Financial Outlook

Based on the Company’s internal projections, the overall economic climate, and industry trends, the Company is providing the following financial outlook for 2020:

•	Net sales are expected to be between $425 million and $465 million.

•	Adjusted EBITDA is expected to be between $39 million and $50 million, which excludes stock-based compensation for 2020.

In addition, the Company is providing the following commentary:

•	Net debt at December 31st, 2019 was approximately $73 million, a decrease of approximately $14 million from the balance as of September 30, 2019.

•	The Company’s previously stated position that no earnout amount is due to Defiance Metal Products former shareholders has been confirmed.

•	The Company made significant Capital Expenditures in new automation and technologies of approximately $26 million during 2019.

•	2020 Capital Expenditures will continue to focus on adding new technologies as well as equipment upgrades. The Company expects to invest between $12 million and $16 million during the year.

•	Free cash flow for 2020 is expected to remain strong, and is estimated to be greater than 50% of adjusted EBITDA.

•	While the Company is constantly considering acquisition opportunities, it expects to maintain its stated goal of debt-to-EBITDA leverage ratio of three times EBITDA or less.

“Despite the rapidly shifting market demand dynamics, our long-term business prospects remain strong and we are well positioned for success in our served markets given our customer focus, market leading position, and strong balance sheet,” noted Robert D. Kamphuis, Chairman, President and CEO. “As we look at our projections for 2020, we see relative strength from new orders in the Power Sports and our Military markets being offset by declines in our Agriculture and Other markets. In addition, we expect the Construction and Commercial Vehicle markets will be significantly lower in 2020 when compared to 2019 results based on market demand dynamics.”

2020 Outlook by Market

The Company is also providing its 2020 expectations for the approximate breakdown of its business by market. This information is directional and will likely change by several percentage points as the year progresses and new programs ramp up while other programs may be reduced or discontinued.

Market	Approximate % of 2020 Net Sales	Approximate % Change Compared to 2019 Net Sales
Commercial Vehicle	32%	-25% to -35%
Construction	22%	-8% to -12%
Power Sports	20%	5% to 9%
Agriculture	8%	-6% to -9%
Military	8%	1% to 3%
Other	10%	-4% to -8%

•

The Company’s business focused on the Commercial Vehicle (CV) market is expected to be down approximately 25% - 35% in 2020 as compared to 2019, as the slowdown in Class 8 truck market continues to take hold.

•

Products produced for the Construction market are expected to fall by approximately 8% - 12% in 2020 when compared to the previous year, based upon lower general market demand and continued de-stocking expectations for the first half of 2020.

•

In addition, products produced for the Power Sports market are expected to increase 5% - 9% due to further market penetration and the addition of a meaningful new OEM partnership in the utility terrain vehicle (UTV) market.

•	This trend is also expected to impact sales to the Agriculture market, which are expected to be approximately 6% - 9% lower in 2020, as compared to the previous year.

•	The Company’s sales to the Military market are expected to increase by approximately 1% - 3% in 2020 based on new product wins and increased production demands.

•

Sales to the Other markets category are expected to be down approximately 4% - 8% due to generally softer market demand across a number of different markets including mining, rail and power generation.

Kamphuis added, “While we were already expecting a significant reduction in our CV business, the pace and depth of the demand reductions has been greater than we originally predicted. The CV business is also the hardest to realign given the longer lead times necessary for higher volume more complex products and OEM schedules with more dedicated capacity. Outside of the CV market, our flexible and agile selling and production processes are being implemented as planned. We have and will continue to adjust our cost structure to align with market conditions, which is consistent with our historical practices”.

Confirming 2019 Financial Outlook

The Company also confirmed its 2019 financial outlook as follows:

•	Net sales are expected to be between $515 million and $525 million

•	Adjusted EBITDA is expected to be between $52 million and $56 million

“As we finalize our financials for 2019, we expect our results will fall within our predicted ranges,” noted Todd M. Butz, CFO. “Net sales are expected to come in towards the middle of the current outlook range, while adjusted EBITDA is expected to be closer to the lower end of the range. The fourth quarter unfolded generally as expected, with the exception of some additional costs related to the finalization of plant and operational consolidation plans implemented in the fourth quarter. In addition, we continued to pay down debt during the fourth quarter and ended the year with a very strong balance sheet. Our net debt at the end of 2019 was approximately $73 million, which equates to a debt-to-adjusted EBITDA leverage ratio of approximately 1.4 based on the lower end of our expected 2019 EBITDA range. We look forward to providing our full 2019 financial results as planned in late February.”

About MEC

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services. Our customers operate in diverse markets, including heavy- and medium-duty commercial vehicle, construction, powersports, agriculture, military and other markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure in 21 facilities across eight states. These facilities make it possible to offer conventional and CNC stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, estimates and beliefs. Such statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” in Part II, Item 1A of the Company’s previously filed

Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Additional factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of the initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed registration statement on Form S-1. Except as required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measure used in this press release is Adjusted EBITDA. EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering and, for 2020, stock-based compensation. This metric is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP. This measure should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA as management uses this measure as a key performance indicator, and we believe this is a measure frequently used by securities analysts, investors and other parties to evaluate companies in our industry. This measure has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of Adjusted EBITDA may not be comparable to the similarly named measure reported by other companies. Potential differences between our measure of Adjusted EBITDA compared to other similar companies’ measures of Adjusted EBITDA may include differences in capital structure and tax positions.

Contact:

Nathan Elwell

Lincoln Churchill Advisors

(847) 530-0249

nelwell@lincolnchurchilladvisors.com